NEWS

Reynolds and Reynolds Announces Delay in Filing Form 10-K

DAYTON, OHIO, December 15, 2005 – The Reynolds and Reynolds Company (NYSE: REY) today notified the Securities and Exchange Commission that it will delay filing its annual report on Form 10-K for the fiscal year ended September 30, 2005.

As previously announced, the company is in the process of reviewing its revenue recognition policy in response to comments received from the SEC Staff. The comments pertain to the company’s Form 10-K for the year ended September 30, 2004, the quarter ended December 31, 2004, the quarter ended March 31, 2005 and the quarter ended June 30, 2005. Completion of the company’s review of its revenue recognition policy and resolution of the SEC Staff’s comments may affect the company’s Form 10-K for the year ended September 30, 2005 as well as previously filed periodic reports. The company has already determined to restate its financial statements for auction rate securities and the two-class method of earnings per share. An additional restatement may be required with respect to the company’s revenue recognition policy. The audit committee of the company’s board of directors has not determined whether an additional restatement is required with respect to revenue recognition.

While the primary focus to date of the company review and SEC Staff comment process has been on revenue recognition for multiple element arrangements, including both cash and leasing arrangements under SOP 97-2, “Software Revenue Recognition”, EITF 00-21, “Revenue Arrangements with Multiple Deliverables” and FAS 13, “Accounting for Leases,” additional areas of revenue recognition may also be included before the process is completed. The preliminary results previously announced on October 27, 2005 under the company’s current revenue recognition policy remain subject to change until completion of the SEC Staff comment process and the company’s revenue recognition policy review, which changes, individually or in the aggregate, may be material to the company’s financial condition, results of operation or liquidity.

The review of the company’s revenue recognition policy for sales and leasing transactions with its customers involves hardware, software, installation and training services and the appropriate time periods in which to record the revenue. This review includes verification of vendor-specific objective evidence of fair value for recurring maintenance services and an analysis of each of the units of accounting included in a typical multiple element transaction, the relationship between software revenue recognition and lease accounting, the revenue recognition of one-time sales of hardware, software and related installation and training services for cash transactions and at the initiation of a lease, and the revenue recognition of termination payments at the expiration of a lease, as well as determining whether any changes, individually or in the aggregate, as a result of any such policy changes are material to previously reported annual or quarterly financial statements.

“While we are working to complete the policy review and comment process, we cannot say definitively how long this process will take,” said Fin O’Neill, president and CEO. “These are real transactions. This process does not affect the service we provide to our customers or our fundamental operating strengths.”

Management and the audit committee of the board of directors are working in consultation with the company’s independent registered public accounting firm, Deloitte & Touche LLP, to resolve these matters. The audit committee has retained counsel to provide advice in connection with the audit committee’s oversight of the company’s financial reporting. The audit committee may also retain other advisors including forensic accountants to assist in this regard.

The company has discussed the delay in filing its annual report on Form 10-K with its bank lenders and expects to obtain all necessary waivers from its lenders for the delay in such filing. The company will also seek the necessary waivers for its $100 million public debt prior to the end of the applicable grace period in March 2006 in the event the Form 10-K has not yet been filed, or will consider defeasance of such debt at that time. The company believes cash balances which were $133 million as of September 30, 2005, and $168 million as of November 30, 2005 would be sufficient to defease the $100 million public debt, if necessary.

Cautionary Notice Regarding Forward-Looking Statements

Certain statements contained herein constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements are based on current expectations, estimates, forecasts and projections of future company or industry performance based on management’s judgment, beliefs, current trends and market conditions. Forward-looking statements made by the company may be identified by the use of words such as “expects,” “intends,” “plans,” “anticipates,” “believes,” “seeks,” “estimates,” and similar expressions. Forward-looking statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions which are difficult to predict , including changes in accounting policy or restatements of annual or quarterly financial statements as a result of the revenue recognition policy review, or as a result of the company’s responses to accounting comments from the SEC Staff; the timing and substance of the company’s resolution the company’s revenue recognition policy review and of outstanding SEC comments which changes, individually or in the aggregate, may be material to the Company’s results of operations; whether a restatement will be required for any matter other than revenue recognition or auction rate securities; the nature, timing and amount of any restatement or other adjustments; the company’s ability to make timely filings of its required periodic reports under the Securities Exchange Act of 1934; the effect of any restatement or delay upon funding availability under the company’s credit facilities or upon outstanding debt obligations; the company’s ability to secure necessary waivers from lenders for the delay in filing its Form 10-K; the company’s ability to maintain adequate cash balances for operating and for debt defeasance; the response of customers to the delay in filing one or more periodic reports; the effect of delaying the filing of one or more periodic reports of the common stock on the New York Stock Exchange; any adverse response of any of the Company’s vendors, customers, media and others relating to the delay or restatement of the company’s financial statements and accounting processes, policies and procedures, and additional uncertainties related to accounting issues. Actual outcomes and results may differ materially from what is expressed, forecasted or implied in any forward-looking statement. The company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. See also the discussion of factors that may affect future results contained in the company’s Current Report on Form 8-K filed with the SEC on November 3, 2004, which is incorporated herein by reference.

About Reynolds

Reynolds and Reynolds (www.reyrey.com) helps automobile dealers sell cars and take care of customers. Serving dealers since 1927, it is the leading provider of dealer management systems in the U.S. and Canada. Reynolds ranked first among major DMS providers in the most recent study of dealership satisfaction by the National Automobile Dealers Association. The company’s award-winning product, service and training solutions include a full range of retail Web and Customer Relationship Management solutions, e-learning and consulting services, documents, data management and integration, networking and support and leasing services. Seventy of the Ward’s Dealer Business e-Dealer 100 leaders rely on Reynolds Web Solutions to manage their presence on the Internet. Reynolds serves automotive retailers and OEMs globally through its incadea solution and a worldwide partner network, as well as through its consulting practice.

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Contact:

Media	Investors
Mark Feighery 937.485.8107 mark_feighery@reyrey.com	John E. Shave 937.485.1633 john_shave@reyrey.com